Exhibit 10.13

SUMMARY OF AGREEMENT OF LEASE

FOR

SIGNATURE INDUSTRIAL CENTER

THIS LEASE is made as of the 10th day of August 2015 between Mitzvah Enterprises, Inc., a Florida corporation and Paramus Associates, Inc., a Florida corporation, d/b/a Mitzvah Associates, J.V., with its offices at 6761 W. Indiantown Road Suite 29, Jupiter, Florida 33458, as Lessor, and Sancilio and Company, Inc., a Florida Corporation, with its offices at 3874 Fiscal Court, Suite 200, Riviera Beach, FL 33404 as Lessee.

SUMMARY

Certain provisions of the Lease attached hereto are presented in this Summary to facilitate convenient reference by the parties hereto; the listing of these provisions in summary form shall not be deemed to alter the fact that they are an integral part of the Lease.

1.	Lessees Address & Bay:	3900 Fiscal Court, Bays No. 700/800, Riviera Beach, FL 33404

2.	Original Term:	Three (3) Years and Ten (10) Months

	Commencement:	August 1st, 2015

	Expiration Date:	May 31st, 2019

3.	Purposes:	All lawful purposes in full accordance with the then applicable zoning codes.

4.	Initial Fixed Rent:	Per Square Foot $6.59 Annually: $123,957.90 - Year 1 Monthly: $10,329.83 - Year 1

	Adjustments:	Annual Base Rent Years: Year 1 $123,957.90 Year 2 $128,916.22 Year 3 $134,072.86 Year 4 $139,435.78

5.	Rentable Square Feet:	18,810 sq. ft. (Premises)

6.	Rent Abatement:	N/A

7.	First Month:	First month Base Rent shall be pro-rated based on the actual number of days Lessee is obligated to the building under the lease

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8.	First Month Rent:	First month’s rent, plus operating expenses and sales tax for a total of $16,848.12 due upon execution of this Lease by Lessee.

9.	Security Deposit:	One month’s rent, plus operating expenses and sales tax for a total of $16,848.12 due upon execution of this Lease by Lessee.

10.	Pro-Rate Operating Expenses:	Shall be due Month 1 through Month 46. (Current expenses are estimated at $3.55 and adjust annually.)

11.	Percentage of Operating Expenses or Proportionate Share:	25.00% of the Building Projects’ Operating Expenses.

12.	Broker’s Name and Address:	Michael Falk and Company—901 Northpoint Parkway, Suite 109, West Palm Beach, FL 33407.

13.	Guarantor’s Name and Address:	N/A

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WITNESSETH:

Lessor hereby leases to Lessee and Lessee hereby hires from the Lessor the space described in Paragraph 1 of the Summary (the “Summary”) attached hereto and made a part hereof (said space is hereinafter called the “premises” or the “demised premises”) in a Building located on all of Lot 9, less the East 70 feet of the South 282 feet of Lot 9, Plat No. 2, Central Industrial Park North, according to the plat thereof as recorded in Plat Book 51, Pages 121-123, Public Records of Palm Beach County, Florida, a P.I.D., in Riviera Beach, Florida (hereinafter called the “Building”), for the term described in Paragraph 2 of the summary, to commence on the “Commencement Date”, and to expire on the Expiration Date as described in Paragraph 2 of the Summary, unless sooner ended pursuant to the terms hereof. The fact that “punch list” or similar type items remain to be performed in the premises or Building on the Commencement Date shall not delay the commencement of the term of this Lease as aforesaid.

Lessor and Lessee covenant and agree:

1. PURPOSES: Lessee shall use and occupy the premises only for the purposes described in Paragraph 3 of the Summary, and for no other purpose.

2. ANNUAL BASE RENT:

A. Beginning with the Commencement Date and continuing throughout the term of this Lease, Lessee shall pay to Lessor in Lawful United States currency, the fixed annual rent described in Paragraph 4 of the Summary (the “Fixed Annual Rent”), payable in the equal monthly installments described in Paragraph 4 of the Summary (the “Base Monthly Rent”), together with any and all sales and use taxes, as set forth in Article 4, levied upon the use and occupancy of the premises. Payment shall be in advance on the first day of each month. Lessee’s rent in the first month of the term and the last month of term shall be pro-rated based on the number of days the Lessee is obligated and bound by this Lease. All rent shall be paid to Lessor without demand, setoff or deduction whatsoever, do Mitzvah Associates, J.V., 6761 West Indiantown Road, #29, Jupiter, Florida 33458 or at such other place as Lessor shall designate in writing to Lessee.

B. If any installment of Base Rent or Additional Rent is not received within five (5) days after the due date thereof (without in any way implying Lessor’s consent to such late payment) and a subsequent three (3) days after notice from Lessor, Lessee agrees to pay Lessor the Late Charge of ten percent (10%) per installment, in addition to said installment of Base Rent or Additional Rent, it being understood that the Late Charge shall constitute liquidated damages and such liquidated damages shall be solely for the purpose of reimbursing Lessor for the additional costs and expenses which Lessor presently expects to incur in connection with the handling and processing of late payments of Base Rent and/or Additional Rent. Lessor and Lessee agree that in the event of any such late payment by Lessee, the damages resulting to Lessor will be difficult to ascertain precisely, and that the Late Charge constitutes a reasonable and good faith estimate by the parties of the extent of such damages. In addition to the Late Charge, Lessee agrees to pay Lessor interest, at the Overdue Rent interest rate of 1 1/2% per month, on any installment of Base Rent or Additional Rent not paid within thirty (30) days after the due date thereof, which interest shall accrue from the due date to the date of payment.

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Notwithstanding the foregoing, the Late Charge shall not apply to any sum which may have been advanced by Lessor to or for the benefit of Lessee pursuant to any provision of this Lease, it being understood that such sum shall bear interest, which Lessee agrees to pay Lessor, at the interest rate specified in such provision

3. ANNUAL EXPENSES:

A. Expenses: Lessee shall pay to Lessor, monthly, as additional rent, an amount representing Lessee’s pro-rata share of Lessor’s expenses associated with operating the Building Project, as defined and computed in the manner set forth in this Article 3A.

(1) For the purposes of this Lease, the following definitions shall apply:

(a) The term “Building Project”, “Project” or “Center” shall mean all of the land, together with the improvements thereon, located in all of Lot 9 less the East 70 feet of the South 282 feet of Plat No. 2; Central Industrial Park North, a P.I.D., in Riviera Beach, Florida, unless modified by the sale or transfer of any portion of the land and improvements hereof (which sale or transfer shall be documented by a written addendum to this Lease, whereby the percentage of Operating Expenses, described Paragraph 11 of the Summary, will be recalculated in accordance with the then current Building Project).

(b) The term “Operation Year” shall mean the period from the first day of January through the last day December, inclusive, during any calendar year in which the term of this Lease commences and each subsequent period with the same beginning and ending dates in which occurs any part of the term of this Lease.

(c) The term “The Percentage” shall mean the Percentage of Operating Expenses described in Paragraph 11 of the Summary. The Percentage has been computed on the basis of a fraction, the numerator of which is the approximate rentable square foot area of the premises and the denominator of which is the approximate total rentable square foot area of all space in the Building Project, both as described in Paragraph 5 of the Summary.

(d) The term “Expenses” shall mean the sum of “Taxes” and “Operating Expenses”, as hereinafter defined:

(i) The term “Taxes” shall mean the total of all real estate taxes and special or other assessments levied, assessed or imposed at any time by any governmental authority upon or against the Building Project to the extent it relates to the premises. If due to a future change in the method of taxation or in the taxing authority, or for any other reason, a franchise, income, transit, profit, or other tax or governmental imposition, however designated, shall be levied against Lessor in substitution in whole or in part for the real estate taxes, or in lieu of additions to or increases of said real estate taxes, then such franchise, income, transit, profit, or other tax or governmental imposition shall be deemed to be included within the definition of “taxes” for the purposes of this Article 3A. As to special assessments which are payable over a period of time extending beyond the term of this Lease unexpired at the time of the imposition of such assessment, shall be included in “taxes” for the purposes of this Article 3A; and

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(ii) The term “Operating Expenses” shall mean the total of all the costs and expenses incurred, borne or accrued, borne or accrued by Lessor with respect to the operation and maintenance of the Building Project and the repair and/or replacement of equipment used therein or thereon, which, in accordance with sound accounting and management principles generally accepted with respect to the operation of first class warehouse and/or industrial park building, would be construed as an operating expense (but specifically excluding structural repairs to the exterior block walls, the foundation, footing, steel beams and other structural support members, the repair of which are the sole responsibility of Lessor); and

(e) All facilities furnished in the Project and designated for the general common use of occupants of the Project, including the Lessee, its officers, agents, employees and customers, which facilities include but are not limited to, parking areas, streets, sidewalks, canopies, roadways, loading platforms, washrooms, shelters, ramps, landscaped areas and other facilities, shall at all times be subject to the exclusive control and management of the Lessor and the Lessor shall have the right, from time to time , change the area, level, location and arrangement of such parking areas and other facilities above referred to; to restrict parking by Lessees and their employees to employee parking areas; to do such things as in the Lessor’s sole discretion may be necessary regarding such facilities; and to make all rules and regulations pertaining to, and necessary for, the proper operation and maintenance of the common facilities.

The Lessor agrees to maintain and adequately illuminate the parking area adjacent to the Project; and Lessee, his customers and invitees shall have the right, during the term of this Lease, to use such parking area in common with other Lessees of the Project, subject to the terms herein. Lessee shall keep the sidewalks immediately abutting the leased Premises free from obstructions of all nature and properly swept.

(f) Cost of Common Area Maintenance: The Lessee agrees to pay to the Lessor, as Additional Rent, its Proportionate Share of the total cost incurred by the Lessor in operating and maintaining the common area in the Project. Lessee’s share of such costs shall be payable monthly in advance, along with Lessee’s payment of Base Rent, and shall be initially estimated and thereafter Lessee’s Proportionate Share shall be calculated in accordance with the number of square leased feet by Lessee, divided by the total leasable space of the Project.

For purposes of the preceding Section, the cost incurred by the Lessor in the operation and maintenance of the common areas shall include without limitation, the cost of gardening and landscaping, the cost of all Lessor’s Insurance, including but not limited to bodily injury, public liability, property damage liability, Rent loss insurance, wind and flood insurance, automobile Insurance, sign Insurance and any other Insurance carried by Lessor for the common areas in limits determined by Lessor; assessments, repairs, exterior painting, roof repairs, line repainting, rental of signs and equipment, lighting and other utilities, storm water control, lawn and fire sprinkler repairs, sanitary control removal of trash, rubbish, garbage and other refuse, depreciation of machinery and equipment used in such maintenance, repair, and/or replacement, the cost of personnel to implement such services, to direct parking and to police the common areas and facilities, and fifteen percent (15%) of the foregoing costs to cover Lessor’s administrative and overhead costs. “Common Facilities” and “Common Area”, whether such terms are used individually or collectively, shall mean all areas space, equipment, signs and special services provided by Lessor for the common or joint use and benefit of the Lessees and

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occupants of the Project, and their employees, agents, servants, customers and other invitees, including without limitation, parking areas, access roads, driveways, retaining walls, landscape areas, truck service ways or tunnels, loading docks, pedestrian malls (enclosed or open), courts, stairways, ramps and sidewalks, comfort and first-aid stations, washrooms and parcel pick-up stations.

(g) License to Common Areas: In order to establish that the Project, and any portion thereof, is and will continue to remain private property, the Lessor shall have unrestricted right in the Lessor’s sole discretion, with respect to the entire Project and/or any portion thereof owned or controlled by the Lessor, to close the same to the general public for one (1) day in each calendar year, and in connection therewith, to scale off all entrances to the Project, or any portion thereof. All common areas and facilities which Lessee may be permitted to use and occupy are to be used and occupied under a revocable license, and if any such license be revoked or, if the amount of such areas be changed or diminished, Lessor shall not be subject to any liability nor shall Lessee be entitled to any compensation or diminution of such areas.

(h) Changes and Additions to the Project: Exhibit “A-1” shows only the approximate shape, design and location of the land area and building in the Project, and the Lessee’s consent shall not be required for Lessor to make changes, revisions, additions, reductions or modifications to the Project, including the sale of any portion of the Project for the construction and operation of stores as a part of the Project.

(i) Lessor will have rights to designate a management services company to provide for management of the property. Such management services may be provided by an affiliate of Lessor. As part of the Additional Rent, Lessee shall pay Lessee’s Project Proportionate Share for such management services.

(j) The term “Expense Statement” shall mean a statement in writing, signed by or on behalf of Lessor, setting forth the amount payable by Lessee for a specified Operation Year pursuant to this Article 3A.

(2) The additional rent pursuant to the provisions of this Article 3A shall he paid by Lessee to Lessor as follows:

(a) A projected Expense Statement for the remaining portion of the Operation Year which falls within the first year of the term of this Lease shall be furnished by Lessor to Lessee upon the execution of this Lease, which shall then be attached hereto as Exhibit “A-2”. Lessee shall thereupon pay to Lessor, together with the first installment of base monthly rent, a sum equal to one-twelfth (1/12) of the Percentage times the Expenses specified on the projected Expense Statement for such Operation Year, which sum shall be designated as the “Expense Payment” for the Operation Year. On the first day of the following month and on the first day of each succeeding month thereafter, until readjusted pursuant to the terms of this Article 3, the monthly rent payable under this Lease shall be increased by an amount equal to the Expense Payment for that Operation Year.

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(b) A projected Expense Statement for each Operation Year after the first shall be furnished by Lessor to Lessee prior to each such succeeding Operation Year. On the first day of January of each succeeding year thereafter, until readjusted pursuant to the terms of this Article 3, the monthly rent payable under this Lease shall be adjusted by a sum equal to one-twelfth (1/12) of the Percentage times the Expenses specified on the projected Expense Statement for such Operation Year, which sum shall be designated as the “Expense Payment” for that Operation Year.

(c) An actual Expense Statement for each preceding Operation Year shall be furnished by Lessor to Lessee prior to the first day of April of each Operation Year after the first. If the actual amount of the sum of the Expense Payments for the previous Operation Year pursuant to the actual Expense Statement shall be less or greater than the sum of the Expense Payments for that Operation Year which were actually paid by Lessee to Lessor, there shall be paid by Lessee to Lessor within ten (10) days of receipt of such actual Expense Statement, or credited by Lessor to Lessee against the rent next due hereunder after receipt of such actual expense statement, as the case may be, an amount equal to the difference between the sum of the Expense Payments for that Operation Year which were actually paid by Lessee to Lessor.

B. With the exception of Taxes, Insurance, utilities, waste, governmental requirements, ordinances, regulations, codes and statutes, Lessor shall cap the controllable expenses for the annual increase in Operating Expenses at six (6%) percent. Lessor shall cause Expense Statements to be prepared in reasonable detail and delivered to Lessee on a timely basis. The Expense Statements shall be deemed to constitute a final determination as between Lessor and Lessee of the matters therein for the periods represented thereby, unless Lessee, within ten (10) days after any such Statement is furnished, gives written notice to Lessor that it disputes its accuracy or its appropriateness and specifies the particular respects in which such Statement is considered to be inaccurate or inappropriate. If Lessee shall so dispute any such Statement, then pending the resolution of such dispute, either by mutual agreement between the parties hereto or by employing an independent auditor to audit such statements, the cost of which to be paid for by the non-prevailing party. Lessee shall nevertheless pay to Lessor the Fixed Annual Rent and additional rent in accordance with the Statement, and any amount determined to be excessive shall be credited to the payments of base monthly rent due from Lessee in the month immediately following such determination.

C. Any delay or failure of Lessor in computing or billing for any additional rent hereunder shall not constitute a waiver of, or in any way impair, the continuing obligation of Lessee to pay such additional rent or Fixed Annual Rent.

D. Notwithstanding any expiration of this Lease or termination of this Lease prior to its expiration date (except in the case of a cancellation by mutual agreement or by cancellation by Lessee as a result of Lessor’s breach of this lease), and notwithstanding that an Expense Statement may be furnished to Lessee after the expiration or termination of this Lease, Lessee’s obligation to pay Fixed Annual Rent or additional rent as adjusted under this Article 3 shall continue and shall cover all periods up to the expiration day of this Lease and shall survive any sooner expiration or termination of this Lease. Any obligation on Lessor’s part to credit any amount to Lessee pursuant to this Article 3 shall, upon the termination of this Lease for a reason other than Lessee’s default hereunder, be converted to an obligation on Lessor’s part to pay such amount to Lessee within forty-five (45) days of the date such credit was to have been made.

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E. Notwithstanding anything to the contrary above, if such charges (or portion thereof) as set forth in this Paragraph 3 are directly related to Lessee’s occupancy of the Premises, then Lessee shall be fully responsible for the same to the extent of said-direct relationship.

4. SALES AND USE TAX: Lessee hereby covenants and agrees to pay monthly to Lessor, as additional rent, any sales, use or other tax to the extent it relates to the Building Project, excluding state and federal income tax or personal property tax now or hereafter imposed upon rents by the United States of America, the State of Florida or any political subdivision thereof, and any interest or penalties assessed in connection therewith by reason of Lessor’s actions or inaction’s in connection with their remittance of such tax to the proper governing body, providing Lessee renders timely payments, notwithstanding the fact that the statute, ordinance or enactment imposing the same may endeavor to impose the tax on Lessor.

5. ASSIGNMENT OR SUBLETTING: This Lease may not be assigned nor may the Premises or any portion thereof be sublet without the express written approval of Lessor. It is specifically understood that any such assignment or subletting shall not release Lessee from its obligations hereunder.

A. Lessee Request—Lessee may request that it be allowed to assign this Lease or sublet the Premises by addressing a request to Lessor in writing at least fifteen (15) days prior to the proposed commencement date of the sublease or assignment. Lessee’s request shall include, as applicable: (1) the name and address of the proposed sublease or assignee; (2) the current credit rating and financial statements for the most recent three annual periods of the proposed sublessee or assignee; (3) a description and drawing of the portion of the Premises to be sublet; (4) the rent to be paid by such sublessee or assignee; (5) a description of and documentation evidencing all the other terms and conditions of the proposed subletting or assignment of lease; and (6) any other information as Lessor may request. Lessor shall not unreasonably withhold its consent to any proposed assignment or sublease.

B. In addition to any other conditions applicable to the proposed assignment or subletting, Lessor may also consider in determining whether it will consent to the proposed assignment or sublease:

(1) whether Lessee has operated the Premises for at least one year under the Trade Name and for the Permitted Use and neither has been nor is not then in Default under this Lease.

(2) whether occupancy by the proposed sublessee or assignee will be consistent with the dignity and character of the Project and will not be more objectionable or more hazardous than that of Lessee;

(3) the financial standing of and whether the proposed assignee or sublessee has sufficient prior experience in similar retail operations;

(4) in the case of a nationally known Lessee, whether the subletting or assignment shall be to a Lessee who is a nationally known manufacturer of consumer products of comparable quality to that of Lessee;

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(5) whether the proposed sublease will be expressly subject to all of the obligations of Lessee under this Lease, and shall specifically provide that there shall be no further subletting of the Premises or assignment or mortgaging of the sublease;

(6) whether the proposed sublease or assignee is not already a Lessee, sublessee or assignee of any Premises within the Project, or that there is no unleased comparable space in the Project.

(7) whether the proposed use in connection with the assignment or sublease is the same as the Permitted Use or, if not the same, is compatible with the uses and Lessee mix then existing within the Project, and that the proposed use will not otherwise be in violation of any exclusive right then in existence at the Project.

C. Costs:

(1) Should Lessor consent to Lessee’s sublease or assignment: (i) Lessee shall pay Lessor all consideration accruing to Lessee as a result of any assignment of this Lease; and (ii) Lessee shall pay Lessor all consideration accruing to Lessee as the result of any subletting or other occupancy arrangement with respect to the Premises in excess of the Rent then payable, determined on a square foot basis if only a portion of the Premises is being sublet. In the case of an assignment, the consideration, and in the case of a subletting or other occupancy arrangement, the excess shall be paid when received by Lessee. For purposes of this subsection, consideration means the net consideration received after payment of bona tide brokerage fees to unrelated parties. Lessee shall deliver to Lessor a certificate specifying the full amount of all consideration within five (5) days after Lessor requests it.

(2) Lessee shall pay, as Additional Charges, any costs and expenses, including attorneys’ fees incurred by Lessor, in connection with any request for any proposed or purported assignment, transfer or sublease (not to exceed $1,500.00 in the aggregate). In addition, Lessee shall pay a review fee of One Thousand and No/100 ($1,000.00) payable as follows: $500.00 payable upon Lessee’s request and $500.00 payable upon the assignment, transfer or sublease.

D. Assumption of Obligations—Should Lessor consent to any sublease of the Premises or assignment of this Lease, and as a condition to Lessor’s consent, the sublessee or assignee shall assume the performance of all of Lessee’s covenants, conditions and obligations under this Lease, including any accrued outstanding obligations of Lessee at the time of the assignment or subletting. This assumption shall be by written recordable instrument, in form and substance satisfactory to Lessor, duly executed and delivered to Lessor prior to such sublessee or assignee taking possession of all or any part of the Premises. No assignment or sublease shall release the Lessee from any obligation under this Lease.

E. No Waiver—Neither the consent by Lessor to any assignment, transfer or sublease to any party, nor the collection or acceptance or rent from any third party shall be construed as a waiver or release of Lessee from any covenant or obligation under this Lease. Any consent by Lessor to any transfer shall not operate as a waiver of any of Lessee’s responsibilities in the future or the requirement to obtain Lessor’s consent to any subsequent transfer.

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F. Any breach of this Article 5 by the Lessee will constitute a default under the terms of this Lease.

6. LESSEES’ DEFAULTS AND LESSOR’S REMEDIES. If (i) Lessee fails to pay an installation of the Rental Amount(s) or any amount of Additional Rent when due and such failure continues for a period of three (3) days after notice from Lessor; (ii) Lessee vacates the Premises or permits the same to be unoccupied, as aforesaid; (iii) Lessee fails to observe or perform any of the other Lessee’s agreements herein contained and such failure continues after notice for more than thirty (30) days and such additional time, if any, as is reasonably necessary to cure such failure; (iv) Lessee makes any assignment for the benefit of creditors; (v) Lessee commits an act of bankruptcy or files a petition or commences any proceeding under any bankruptcy or insolvency law; (vi) a petition is filed or any proceeding is commenced against Lessee under any bankruptcy or insolvency law and such petition or proceeding is not dismissed within thirty (30) days; (vii) Lessee is adjudicated a bankrupt; (viii) Lessee by any act indicates its consent to, approval of or acquiescence in, or a court approves, a petition filed or proceeding commenced against Lessee under any bankruptcy or insolvency law; (ix) a receiver or other official is appointed for Lessee or for a substantial part of Lessee’s assets or for Lessee’s interest in this Lease is taken by legal process in any action against Lessee, then, in any such event, an Event of Default shall be deemed to exist and Lessee shall be in default hereunder. If an Event of Default shall occur, the following clauses “A” -“I-I” shall apply and Lessor shall have the rights and remedies set forth therein which rights and remedies may be exercised only upon or at any time following the occurrence of an Event of Default unless, prior to such exercise, Lessor shall agree in writing with Lessee that the Event(s) of Default has been cured by Lessee in all respects:

A. ACCELERATION OF RENT. If permitted by law, by notice to Lessee, Lessor shall have the right to accelerate all Rental Amount(s) and all expense installments due hereunder and otherwise payable in installments over the remainder of the Rental Term, and, at Lessor’s option, any other Additional Rent to the extent that such Additional Rent can be determined and calculated to a fixed sum; and the amount of Accelerated Rent, without further notice or demand for payment, shall be due and payable by Lessee within five (5) days after Lessor has so notified Lessee. Additional Rent which has not been included, in whole or in part, in Accelerated Rent, shall be due and payable by Lessee during the remainder of the Rental Term, in the amounts and at the times otherwise provided for in this Lease.

Notwithstanding the foregoing or the application of any rule of law based on election of remedies or otherwise, if Lessee fails to pay the Accelerated Rent in full when due, Lessor thereafter shall have the right by notice to Lessee, (i) to terminate Lessee’s further right to possession of the Premises and (ii) to terminate this Lease under Sub-paragraph b. below; and if Lessee shall have paid part but not all of the Accelerated Rent, the portion thereof attributable to the period equivalent to the part of the term remaining after Lessor’s termination of possession or termination of this Lease shall be applied by Lessor against Lessee’s obligations owing to Lessor as determined by the applicable provisions of Sub-paragraph C. and D. below.

B. TERMINATION OF LEASE. By notice to Lessee, Lessor shall have the right to terminate the Lease as of a date specified in the notice of termination and in such case, Lessee’s right, including any based on any option to renew, to the possession and use of the Premises shall end absolutely as of the termination date; and this Lease shall also terminate in all respects except for the provisions hereof regarding Lessor’s damages and Lessee’s liabilities arising prior to, out of the following the Event of Default and the ensuing termination.

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Following such termination (as well as upon any other termination of this Lease by expiration of the term or otherwise) Lessor immediately shall have the right to recover possession of the Premises; and to that end, Lessor may enter the Premises and take possession, without the necessity of giving Lessee any notice to quit or any other further notice, with or without legal process or proceedings, and in so doing Lessor may remove Lessee’s property (including any improvements or additions to the remises which Lessee made, unless made with Lessor’s consent which expressly permitted Lessee to not remove the same upon expiration of the Term), as well as the property of others as may be in the Premises, and make disposition thereof in such manner as Lessor may deem to be commercially reasonable and necessary under the circumstances.

C. LESSEE’S CONTINUING OBLIGATIONS—LESSOR’S RELETTING RIGHTS.

(1) Unless and until Lessor shall have terminated this Lease under Sub-paragraph b. above, Lessee shall remain fully liable and responsible to perform all of the covenants and to observe all the conditions of this Lease throughout the remainder of the Rental Term, and in addition, Lessee shall pay to Lessor, upon demand and as Additional Rent, the total sum of all costs, losses, and expenses, including reasonable counsel fees, as Lessor incurs, directly or indirectly, because of any Event of Default having occurred.

(2) If Lessor either terminates Lessee’s right to possession without terminating this Lease or terminates this Lease and Lessee’s leasehold estate as above provided, Lessor shall have the unrestricted right to relet the Premises or any part(s) thereof to such Lessee(s) on such provisions and for such period(s) under commercially reasonable rentals as Lessor may deem appropriate. It is understood that Lessor shall have no obligation to have the Premises available for reletting or otherwise endeavor to relet so long as Lessor (or any related entity) has other comparable vacant space or property available for leasing to others in the complex of which the Building is a part; and that notwithstanding nonavailability of other space or property, Lessor’s obligations shall use reasonable efforts to mitigate damages which shall be limited to such efforts as Lessor, in its sole reasonable judgment, deems appropriate.

D. LESSOR’S DAMAGES.

(1) The damages which Lessor shall be entitled to recover from Lessee shall be the sum of

(a) all Rental Amount(s) and Additional Rent accrued and unpaid as of the termination date; and

(b) all reasonable costs and expenses incurred by Lessor in recovering possession of the Premises, including removal therefrom and storage of Lessee’s property, improvements and alterations, (ii) the cost and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Lessee as of the expiration of the Rental Term, (iii) the costs of reletting including brokerage fees and reasonable counsel fees, and

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(iv) any special overhead expenses related to the vacancy of the Premises not in excess of ten percent (10%) of the total Rental Amounts (s) otherwise to be paid by Lessee over the remainder of the Rental Term, for each month or part thereof between the date of termination of the reletting of the entire Premises; and

(c) all Rental Amount(s) and Additional Rent (to the extent that the amount(s) of Additional Rent has been then determined) otherwise payable by Lessee over the remainder of the Rental Term.

LESS (deducting from the total determined under subparagraphs (a), (b), and (c) all Rental Amount(s) and all other additional Rent to the extent that like charges would have been payable by Lessee) which Lessor receives from other Lessee(s) by reason of the Leasing of the Premises or part thereof during or attributable to any period falling within the otherwise remainder of the Rental Tenn.

(2) The damage sums payable by Lessee under the preceding provisions of the Sub-paragraph (d) shall be payable on demand from time to time as the amounts are determined; and if, from Lessor’s subsequent receipt of the Rental Amount(s) as aforesaid from reletting, there by any excess payment(s) by Lessee by reason of the crediting of such Rental Amount(s) and/or additional Rent thereafter received, the excess payment(s) shall be refunded by Lessor to Lessee, without interest.

E. INTEREST ON DAMAGE ACCOUNTS. Any sums payable by Lessee hereunder, which are not paid after the same shall be due, shall bear interest from that day until paid at the rate of two percent (2%) over the “Prime Rate” announced or being charged by the Chase Manhattan Bank, N.A. for ninety (90) day unsecured loans to major corporate borrowers (unless such rate be usurious as applied to Lessee, in which ease the highest permitted legal rate shall apply.

F. LESSOR’S STATUTORY RIGHTS. Lessor shall have all rights and remedies now or hereafter existing at law with respect to the enforcement of Lessee’s obligations hereunder and the recovery of the Premises, including, without limitation, those set forth in Florida Statute 83.08 and Florida Statute 51.011, and all amendments, modifications and substitutions thereof hereafter enacted. No right or remedy herein conferred upon or reserved to Lessor shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, conditions or provision of this Lease, or to decree compelling performance of any covenant, agreement, condition or provision of this Lease.

G. REMEDIES NOT LIMITED. Nothing herein contained shall limit or prejudice the right of Lessor by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowance by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount by greater, equal to, or less than the amount of the loss or damage referred to above.

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H. NO WAIVER BY LESSOR. No delay or forbearance by Lessor in exercising any right or remedy hereunder, or Lessor’s undertaking or performing any act or matter which is not expressly required to be undertaken by Lessor shall be construed, respectively, to be a waiver of Lessor’s rights or to represent any agreement by Lessor to undertake or perform such act or matter thereafter. Waiver by Lessor of any breach by Lessee of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Lessor) or failure by the Lessor to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Lessor’s right to have any such covenant or condition duly performed or observed by Lessee, or of Lessor’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Lessor in respect of such breach or any subsequent breach. Lessor’s receipt and acceptance of any payment from Lessee which is tendered not in conformity with the provision of this Lease or following an Event of Default (regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment) shall not operate as an accord and satisfaction or a waiver of the right of Lessor to recover any payments then owing by Lessee which are not paid in full, or act as a bar to the termination of this Lease and the recovery of the Premises because of Lessee’s previous default.

7. LESSOR MAY CURE DEFAULTS: If Lessee shall default in performing any covenant or condition or condition of this Lease, Lessor may perform the same for the account of Lessee, and Lessee shall reimburse Lessor for any expense incurred therefore.

8. ALTERATIONS: Lessee shall make no decoration, alteration, addition or improvement in or to the premises without the prior written consent of Lessor, and then only by contractors or mechanics and in such manner and time, and with such materials as may be approved by Lessor, not to be unreasonably withheld. All alterations, additions or improvements to the premises, including air-conditioning equipment and duct work, except movable office furniture and equipment installed at the expense of Lessee, shall, unless Lessor elects or otherwise agrees in writing, become the property of Lessor upon the installation thereof, and shall be surrendered with the premises at the expiration of this Lease; provided, however, any such alterations, additions, and improvements which Lessor designates in writing at least thirty (30) days prior to the expiration of the lease shall be removed by Lessee at or before the expiration or sooner termination of this Lease and any damage caused thereby shall be repaired at Lessee’s expense. Lessor shall not unreasonably withhold or delay its consent to non-structural alterations.

9. MECHANICS LIEN. In accordance with the applicable provisions of the Florida Mechanic’s Lien Law and specifically Florida Statutes, Section 713.10, no interest of Lessor whether personally or in the Premises, or in the underlying land or Project of which the Premises are a part of the leasehold interest aforesaid shall be subject to liens for improvements made by Lessee or caused to be made by Lessee hereunder. Further, Lessee acknowledges that Lessee, with respect to improvements or alterations made by Lessee or caused to be made by Lessee hereunder, shall promptly notify the contractor making such improvements to the Premises of this provision exculpating Lessor’s liability for such liens. No work performed by Lessee pursuant to this Lease, whether in the nature of erection, construction, alteration or repair, shall be deemed to be for the immediate use and benefit of Lessor so that no mechanic’s or other lien shall be allowed against the estate of Lessor by reason of any consent given by Lessor to Lessee to improve the Premises. Lessee shall place such contractual provisions as Lessor may request in

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all contracts and subcontracts for Lessee’s improvements assuring Lessor that no mechanic’s liens will be asserted against Lessor’s interest in the Premises or the property of which the Premises are a part. Said contracts and subcontracts shall provide, among other things, the following: That notwithstanding anything in said contracts to the contrary, (Lessee)’s contractors, subcontractors, suppliers and materialmen (hereinafter collectively referred to as “Contractors”) will perform the work and/or furnish the required materials on the sole credit of Lessee; that no lien for labor or materials will be filed or claimed by the Contractors against Lessor’s interest in the Premises or the property of which the Premises are a part; that the Contractors will immediately discharge any such lien filed by any of the Contractor’s suppliers, laborers, materialmen or subcontractors; and that the Contractors will indemnify and save Lessor harmless from any and all costs and expenses, including reasonable attorney’s fees, suffered or incurred as a result of any such lien against Lessor’s interest that may be filed or claimed in connection with or arising out of work undertaken by the Contractors. Lessee shall pay promptly all persons furnishing labor or materials with respect to any work performed by Lessee or its Contractors on or about the Premises. If any mechanic’s or other liens shall at any time be filed against the Premises or the property of which the Premises are a part by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to Lessee or to anyone holding the Premises through or under Lessee, and regardless of whether any such lien is asserted against the interest of Lessor or Lessee, Lessee shall cause the same to be discharged of record or bonded to the satisfaction of Lessor within thirty (30) days of notice of such lien. If Lessee shall fail to cause such lien to be so discharged or bonded after being notified of the filing thereof, then, in addition to being an Event of Default and any other right or remedy of Lessor, Lessor may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Lessor, including reasonable attorneys’ fees incurred by Lessor either in defending against such lien or in procuring the bonding or discharge of such lien, together with interest thereon at the Default Rate, shall be due and payable by Lessee to Lessor as Additional Rent.

THE PREMISES AND INTEREST OF LESSOR IN THE PREMISES IS NOT SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY, OR FOR THE ACCOUNT OF LESSEE.

10. REPAIRS: Lessee shall, at its expense, take good care of the premises, which includes, but is not limited to, all electrical, plumbing, heating, air conditioning and other mechanical or machinery installations therein; all doors, as well as all plate glass doors and windows, fixtures and appurtenances therein, and shall make all repairs, alterations, replacements and modifications necessary to keep them in as good working order and condition, using material and labor of a kind and quality equal to the original work, as they were upon commencement of this Lease, including structural repairs when those are necessitated by the act, omission or negligence of Lessee or its agents, employees or invitees. The exterior walls of the Building, the windows and the portions of all window sills outside same are not part of the premises demised by this Lease, and Lessor hereby reserves all rights to such parts of the Building.

Lessee shall not abandon or vacate the Demised Premises, shall not permit, license or suffer the occupancy of any other party in the Demised Premises and shall keep the Demised Premises and sidewalks, service-ways and loading areas adjacent to the Demised Premises neat, clean and free from dirt, rubbish, insects and pests at all times and store all trash and garbage

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within the Demised Premises, arranging for a regular pick up of such garbage and trash at Lessee’s expense. Lessee shall store all trash and garbage within the area designated by Lessor for such trash pickup and removal and only the receptacles of the size, design and color from time to time prescribed by Lessor. Lessee shall not operate an incinerator or burn trash or garbage within the Center.

Lessee agrees, at Lessee’s sole cost and expense (i) to comply promptly and fully with all present and future governmental laws, ordinances, orders, rules and regulations affecting the Premises and/or Lessee’s use thereof, including without limitation, the Americans with Disabilities Act, 42, U.S.C. Section 12111, et. Seq., as amended, and/or the cleanliness, safety, occupancy and use of the same; and (ii) be and remain authorized to do business in the state in which the Center is located.

Lessee shall make no alterations or additions to the Premises or erect any exterior signs except as provided for in Exhibit “C” or as may be made with the approval of the governmental entity responsible for approval of signage, without Lessor’s prior written consent. All alterations or additions made with such consent shall be part of the Premises and the property of Lessor, subject to the terms of this Lease unless otherwise provided by the instrument of consent. Lessee’s trade fixtures, equipment or other personal property placed on the Premises may be removed by Lessee at any time during the Rental Term; but if installation of any of same in or on the Premises or the removal therefrom of any thereof could deface structurally alter the Premises, Lessor’s written consent to installation must first be procured and, upon removal, all any damage to the Premises caused thereby shall be fully repaired promptly by Lessee at Lessee’s expense. There shall be no outside storage of any kind whatsoever. Notwithstanding anything to the contrary contained herein, Lessee shall not be responsible for roof or structural maintenance except to the extent the same may be occasioned by Lessee’s negligence.

11. COMPLIANCE:

A. Lessee shall, at its expense, comply with all laws, orders and regulations of any governmental authority having or asserting jurisdiction over the premises or the use or occupancy thereof, including, but not limited to, any and all federal, state and local laws, ordinances, regulations and other requirements regarding hazardous or toxic wastes or materials, radioactive materials asbestos or other contaminating wastes or pollutants (collectively, “Hazardous Materials”).

B. Lessee shall, at its expense, comply with all requirements of the Board of Fire Underwriters, or any other similar body affecting the premises. Lessee shall not use the premises nor store or use hazardous or flammable materials on the premises in a manner which shall increase the cost of fire insurance or other insurance of Lessor or of any other Lessee over that in effect prior to the Lease. If Lessee’s such use of the premises directly causes increases in any such costs, Lessee shall promptly and fully reimburse the party paying such increased cost. The fact that the premises are being used for the purpose set forth in Article 1 hereof shall not relieve Lessee from the foregoing duties, obligations and expenses.

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C. Lessee shall, at its expense, observe faithfully and comply strictly with all Rules and Regulations which may from time to time be adopted with respect to the Building and/or Building Project.

D. Lessee shall at no time use or occupy the premises in violation of the certificate of occupancy issued for the Building or the premises, a copy of which shall be provided to Lessee upon delivery from the county via Certified Mail, which shall then be attached as “Exhibit C-1” hereto. Lessee shall not use the premises in any way which may constitute a nuisance to the neighborhood by reason of odors, fumes, dust, smoke, noise or pollution, or in any way which may be hazardous by reason of danger of fire, explosion or pollution. The statement of the permitted use of the premises in Article 1 hereof shall not constitute a warranty or representation by Lessor that such use is permitted by local building, zoning, or land use codes or ordinances and Lessee shall comply with all such codes and ordinances throughout the term of this Lease. Lessee shall procure any and all governmental licenses, permits and other approvals from time to time required for the uses permitted under this Lease. Lessee shall be solely responsible for ascertaining whether Lessee’s proposed use of the premises complies with local zoning and other laws, ordinances and regulations. At no time shall retail sales be conducted from the premises. Lessee shall not be allowed to store anything outside of Lessee’s Premises.

E. (1) Lessee shall not use, maintain, generate or bring on or into the premises, the Building or the Building Project, or transport or dispose of on or from the premises, the Building or the Building Project (whether through the sewer or septic system or into the ground by removal off-site or otherwise) any Hazardous Materials. Lessee shall immediately deliver to Lessor copies of any and all letters, notices, complaints and any other written communication received by Lessee, and shall immediately deliver written notice to Lessor of any oral communication received by Lessee, which related to Lessee’s compliance or non-compliance with any federal, state or local laws, ordinances, regulations or other requirements regarding Hazardous Materials. In no event shall Lessees use or occupancy of the premises the Building or the Building Project pose any substantial present or potential hazard to the health, safety or welfare of the occupants of the premises, the Building or the Building Project, or pose any substantial present or potential risk of damage to the premises, the Building or the Building Project.

(2) If Lessor has reason to believe that there exists any Hazardous Materials in or on the premises, the Building or the Building Project caused or permitted by Lessee, then Lessor shall have the right to obtain, at Lessee’s expense, if such report confirms the presence of such Hazardous Materials, an environmental audit report from a qualified environmental engineer or testing service selected by Lessor. If the presence of any Hazardous Materials in or on the premises, the Building or the building Project caused or permitted by Lessee results in contamination, or if contamination by Hazardous Materials otherwise occurs for which Lessee is liable to Lessor for damages resulting therefrom, Lessee shall indemnify, defend and hold harmless Lessor and Lessor’s successors, assigns, grantees and mortgagees from and against any and all claims, judgments, damages, penalties, fines, assessments, liens, costs, liabilities and losses (inducing without limitation, and diminution in value of the premises, the Building or the Building Project, damages for the loss of restriction on use of rentable or usable space or of any amenity of the premises, the Building or the Building Project, damages arising from any adverse impact on marketing space in the Building or the building Project, and any sums paid in

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settlement of any claims, attorney’s fees and costs, consultation fees and expert fees, including any such fees and costs in bankruptcy and through and including all post-judgment and appellate proceedings) which may arise during or after the term of this Lease as a result of such contamination. The foregoing indemnification of Lessor by Lessee includes, without limitation, and any and all costs incurred in connection with any investigation of the site conditions or any clean-up, the handling and disposal of any Hazardous Materials, and any other remedial, removal or restoration work required by a federal, state or local governmental agency or political subdivision because of Hazardous Materials present in the soil or ground water on or under the building or the Building Project. Notwithstanding the foregoing, if the presence of any Hazardous Materials caused or permitted by Lessee results in any contamination of any part of the Building Project, Lessee shall promptly take any and all actions, at Lessee’s expense, and subject to Lessor’s prior written consent thereto, as may be necessary or appropriate to restore and repair the Building Project to the condition existing immediately prior to the introduction of any such Hazardous Materials.

(3) Lessor and Lessee acknowledge that Lessor may become legally liable for the costs of complying with laws relating to hazardous Materials which are the responsibility of Lessee and, accordingly, Lessor and Lessee agree that the costs of complying with laws relating to Hazardous Materials in or on the Building Project caused or permitted by Lessee, for which Lessor may be legally liable, and which are paid or incurred by Lessor, shall be fully reimbursed to Lessor by Lessee within ten (10) days after Lessee receives a statement of charges therefore from Lessor.

(4) The provisions of this Article 11E shall survive the expiration or sooner termination of this Lease.

12. SERVICES: Lessor shall be obligated only to furnish landscape, maintenance and lighting services for the parking facilities and green areas adjacent to the Building and the cost of such items shall be included within the term Operating Expenses for the purposes of Article 3A hereof.

13. UTILITIES: Lessee shall pay, when due, all charges by public authority or private utility for any and all water, sewer, electric, gas and other utility service to the Premises during the Rental Term, not payable in the first instance by Lessor, and if such charges are payable by Lessor in the first instance, Lessee shall reimburse Lessor for Lessee’s pro rata share of such charges, as determined by Lessor, within fifteen (15) days of Lessor notifying Lessee of the amount of said charges.

A. Lessee shall obtain and pay for Lessee’s entire separate supply of electric current, including all electricity used by the air conditioning and ventilating equipment servicing the premise, by direct application to and arrangement with the public utility company servicing the Building. Lessor will permit its electric feeders, risers and wiring serving the premises to be used by Lessee to the extent available and safely capable of being used for such purposes.

B. Lessor shall not be liable to Lessee for any cost, loss, damage or expense which Lessee may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Lessee’s requirements.

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C. Lessee covenants and agrees that at all times its use of electric current shall never exceed the capacity of the existing feeders to the Building or the risers or wiring installation.

D. Lessee is responsible to provide and pay for its own trash and garbage disposal.

14. INTERRUPTION OF SERVICES, ETC.: Lessor reserves the right from time to time, to install, use, maintain, repair, replace and relocate for service to the premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the premises or the Building. Interruption of curtailment of any service maintained in the Building if caused by strikes, mechanical difficulties, or any cause beyond Lessor’s control, whether similar or dissimilar to those enumerated, shall not entitle Lessee to any claim against Lessor or to any abatement in rent, nor shall the same constitute a constructive or partial eviction. Lessor shall not be liable to lessee for any injury or damage resulting from defects in the plumbing, heating or electrical systems in the building or for any damage resulting from water leakage into the Building other than injury or damage that could have been prevented by Lessor as a result of Lessor arranging for the prompt repair of any such defect or leakage Lessor had notice or actual knowledge of or of any act or failure to act by any other Lessee at the Building or for any damage resulting from windstorm, hurricane or rainstorm or any other cause beyond Lessor’s control.

15. ABANDONMENT OF PREMISES: Lessee covenants and agrees that it shall occupy the entire premises, shall conduct its business thereon in the regular and usual manner, throughout the term of this Lease, and that these covenants are a material element of consideration inducing Lessor to execute this Lease. Lessee further agrees that if at any time during the term of this Lease, it is dispossessed by process of law or otherwise, or if Lessee fails to so conduct its business therein, then all Fixed Annual Rent and additional rent reserved in this Lease shall, at the option of Lessor, immediately become due and payable.

16. NON-WAIVER: No waiver of any covenant or condition of this Lease by either party shall be deemed to imply or constitute a further waiver of the same covenant or condition or any other covenant or condition of this Lease. Any such waiver must be in writing and signed by the party granting the waiver. No act or omission of Lessor or its agents shall constitute an actual or constructive eviction unless Lessor shall have first received written notice of Lessee’s claim and shall have had a reasonable opportunity to respond to such claim.

17. SUBORDINATION AND ATTORNMENT:

A. This Lease shall be subject and subordinate at all times to the lien, security interest and assignment of any mortgages now or hereafter placed upon the Premises or the Building and land of which they are a part without the necessity of any further instrument or act on the part of Lessee to effectuate such subordination. Lessee further agrees to execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage and such further instrument or instruments of attornment as shall be desired by any mortgagee or proposed mortgagee or by any other person. Lessee’s failure to execute and deliver such further instruments on demand shall be deemed Lessee’s approval and confirmation of the contents and effect thereof Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without

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Lessee’s consent, by notice in writing to Lessee, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.

B. In the event the Lessor shall be or is alleged to be in default of any of its obligations owing to Lessee under this Lease, Lessee agrees to give to the holder of any mortgage (collectively the “Mortgagee”) now or hereafter placed upon the Premises or the Building and land, notice by registered or certified mail of any such default notice of which default Lessee shall have served upon the Lessor, provided that prior thereto Lessee has been notified in writing (by way of Notice of Assignment of Rents and/or Leases or otherwise) of the name and addresses of any such Mortgagee. Lessee shall not be entitled to exercise any right or remedy as there may be because of any default by Lessor without having given such notice to the Mortgagee; and Lessee further agrees that if Lessor shall fail to cure such default; (i) the Mortgagee shall have an additional thirty (30) days (measured from the later of the date on which the default should have been cured by Lessor or the Mortgagee’s receipt of such notice from Lessee) within which to cure such default, provided that Mortgagee may take additional reasonable time if such default be such that the same could not be cured within such thirty (30) day period and Mortgagee is diligently pursuing the remedies necessary to effectuate the cure (including, but not limited to, foreclosure proceedings if necessary to effectuate the cure); and (ii) Lessee shall not exercise any right or remedy as there may be arising because of Lessor’s default, including, but not limited to, termination of this Lease as may be expressly provided for herein or available to Lessee as a matter of law, if the Mortgagee either has cured the default within such thirty (30) day period, or as the case may be, has initiated the cure of same within such thirty (30) day period and is diligently pursuing the cure of same as aforesaid.

C. Lessee agrees at any time and from time to time, within five (5) days after Lessor’s written request, to execute, acknowledge and deliver to Lessor a written instrument in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), and the dates in which the Rental Amount(s), Additional Rent and other changes have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate, Lessor is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge. It is intended that any such certification and statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the fee or any mortgagee thereof or any assignee of Lessor’s interest in this Lease or of any mortgage upon the fee of the Premises or any part thereof.

18. DAMAGE OR DESTRUCTION: A. If the premises shall be partially damaged by fire or other casualty, and in Lessor’s reasonable opinion (which shall be given within ten (10) days after the occurrence of such fire or other casualty or it, in good faith, such opinion cannot be made within ten (10) days then within a reasonable amount of time not to exceed twenty (20) days), the damage can be repaired within ninety (90) days, excluding the time required to obtain permits, then the damage shall be repaired by and at the expense of Lessor, this Lease shall continue in effect, and all forms of rent due hereunder shall abate in proportion to the portion of the premises deemed by both parties to be unusable by Lessee, commencing with the date of

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such fire or other casualty. If in Lessor’s opinion, the damage cannot be repaired within such ninety (90) days, then Lessor shall provide written notice to Lessee of Lessor’s opinion, and Lessee may at its option, terminate this Lease within ten (10) days thereof. If Lessee elects not to terminate this Lease, Lessor may, at its option, either terminate this lease or repair such damage within a reasonable time and, in such event, this lease shall continue in effect and the rent shall abate as aforesaid. Lessor’s election shall be evidenced by written notice given to lessee.

B. If the premises shall be totally damaged by fire or other casualty and in Lessor’s opinion (which shall be given within ten (10) days after the occurrence of such fire or other casualty or if, in good faith, such opinion cannot be made within ten (10) days then within a reasonable amount of time, not to exceed twenty (20) days), repair or restoration is economically justified and such repair or restoration can be completed within ninety (90) days, excluding the time required to obtain permits, then the premises shall be restored by and at the expense of Lessor, with all forms of rent abating in toto, commencing with the date of such fire or other casualty. If Lessor shall decide not to restore the premises, then Lessor shall give written notice to Lessee of such decision, the term of this Lease shall automatically expire on the third (3rd) day after such notice is given, and all forms of rent due hereunder shall abate in toto, commencing with the date of such fire or other casualty.

C. If the premises are damaged as a result of wrongful or negligent act of Lessee or any of its guests, invitees, customers or agents on the premises with Lessee’s express or implied consent, then there shall be no abatement of rent, regardless of the period for which the premises are unusable, and any such damage shall be repaired promptly at Lessee’s sole cost and expense in accordance with Paragraph 11 hereof. In no event shall Lessor be liable to Lessee for any delay in restoring the premises. Lessor shall not be responsible for any damage to or destruction of Lessee’s interior Lessee improvements, movable trade fixtures, display devices, supplies, equipment or similar tangible personal property.

D. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty to the extent that such insurance is in force and collectible and to the extent permitted by law. Lessor and Lessee hereby release and waive all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. However, the foregoing release and waiver shall be in force only if both releasor’s insurance policies contain a clause providing that such a release or waiver shall not invalidate such insurance. Lessee hereby expressly agrees that the foregoing provisions shall govern and control in lieu of any law contrary to the provisions of this paragraph.

19. EMINENT DOMAIN: Lessee hereby assigns to Lessor all rights to compensation or damages, if any, sustained as Lessee on condemnation of the Premises in whole or in part under power of eminent domain; but Lessor shall pay to Lessee from the condemnation award, if and when received by Lessor, the amount, if any, by which such award was increased by virtue of condemnation of equipment, fixtures and./or improvements which Lessee, on termination of the Rental Term, is entitled to remove, shall not be entitled to recover or claim any compensation or damage sustained on condemnation of the Premises under power of eminent domain attributable to the Building or the land on which the Building is situated, but Lessee shall maintain all Lessees’ rights to compensation or damages, if any, sustained as Lessee on condemnation of the Premises in whole or in part under power of eminent domain.

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If such condemnation of the Premises reduces the floor area of the Premises available for Lessee’s use by more than twenty-five percent (25%) or renders the part thereof not condemned permanently untenantable, or access to Lessee’s Premises should be materially affected, either party hereto, by thirty (30) days’ notice to the other, may terminate this Lease; but if the Lease is not so terminated, Lessor shall make such repairs, if any, as are reasonably necessary to restore the part thereof not condemned to untenantable condition. Lessor, in so doing, shall not be required to expend more than the net amount received by Lessor in the condemnation proceedings for damage to such part of the Premises not condemned unless Lessee pays the amount of the excess of expenditure and, before commencement of the restoration repairs, provides Lessor with reasonable security for such payment by Lessee. Restoration repairs, if made, shall begin promptly after Lessee vacates the part of the Premises condemned and be completed with reasonable diligence, subject, however, to delays incident to governmental regulations, unavailability of material or labor and other causes beyond the Lessors’ control.

20. RIGHT OF ENTRY: Lessee shall permit Lessor to erect and maintain pipes and conduits in and through the premise. Lessor and its agents shall have the right to enter or pass through the premises at all times upon giving reasonable notice to Lessee by master key and, in an emergency, by reasonable force or otherwise, to examine the same, and to make such repairs, alterations or additions as it may deem necessary or desirable to the premises or the Building, and to take all material into and upon the premises that may be required therefore. Such entry and work shall not constitute an eviction of Lessee in whole or in part, providing such entry and work does not materially interfere with Lessee’s use of the premises, and shall impose no liability on Lessor by reason of inconvenience or injury to Lessee’s business. Lessor shall have the right at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Lessee, to (i) remove or change the arrangement and/or location of entrances, corridors (if any), stairs, toilets and/or other public parts of the Building, (ii) change the name or number by which the Building is known, (iii) alter the number of and/or relocate parking areas for the Building, (iv) alter the location of walkways, driveways, and green areas with respect to the Building and/or Building Project, and/or (v) make additions to the Building and/or Building Project. At any time during the term of this Lease, Lessor may exhibit the premises to prospective purchasers or mortgagees of Lessor’s interest therein, and may place upon the premises the usual “For Sale” notices. During the last year of the term of this Lease, Lessor may exhibit the premises to prospective Lessees and may place and keep upon the premises the usual “To Let” notices.

21. RELOCATION: Intentionally Deleted.

22. END OF TERM: Lessee shall surrender the premises to Lessor at the expiration of this Lease with premises in as good order and condition as they were delivered to Lessee at the commencement of this Lease, except for reasonable wear and tear and damage by fire or other casualty in accordance with paragraph II of this Lease. Any defects in the premises discovered by Lessee within thirty (30) days of the Commencement Date shall be listed on an exhibit by Lessee, acknowledged by Lessor and attached hereto. Lessee shall also (except as otherwise provided herein) remove all of its personal property from the premises at the expiration of the

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term of this Lease and restore the premises to their original condition, except for Lessor approved improvements, reasonable wear and tear and damage by fire and other casualty. Lessee acknowledges that possession of the premises must be surrendered to Lessor at the expiration or sooner termination of the term of this Lease. Lessee agrees it shall indemnify and save Lessor harmless against all cost, claims, loss or liability resulting from delay by Lessee in so surrendering the premises, including without limitation, any claims made by any succeeding Lessee founded on such delay. The parties recognize and agree that the damage to Lessor resulting from any failure by Lessee to timely surrender possession of the premises as aforesaid will be substantial, will exceed the amount of monthly rent therefore payable hereunder, and accurate measurement will be impossible. Lessee therefore agrees that if possession of the premises is not surrendered to Lessor on the date of the expiration or sooner termination of this Lease, then Lessee agrees to pay Lessor as liquidated damages for each month, and for each portion of any month pro-rated on a daily basis, during which Lessee holds over in the premises after the expiration or termination of the term of this Lease, as sum equal to two (2) times the average rent and additional rent which was payable per month under this Lease during the last six months of the term thereof

23. POSSESSION: If Lessor shall be unable to give possession of the premises upon obtaining the Certificate of Occupancy for any reason, Lessor shall not be subject to any liability for such failure. In such event, this Lease shall stay in full force and effect, without extension of its term, provided Lessor gives possession within twenty (20) days from obtaining the Certificate of Occupancy, otherwise this Lease shall terminate and Lessee shall have no further liability to Lessor pursuant to this Lease; however, in the event the reason for the delay in possession was caused by change orders by Lessee to the attached Lessee Interior Improvement Plan, then the twenty day time period shall extend by the number of days required to facilitate such change orders. The rent hereunder shall not commence until the premises are available for occupancy by Lessee.

24. QUIET ENJOYMENT: Lessor covenants that if Lessee pays the rent and performs all of Lessee’s other obligations under this Lease, Lessee may peaceably and quietly enjoy the demised premises, subject to the terms, covenants and conditions of this Lease and the ground Lease, underlying lease and/or mortgages herein before mentioned.

25. INDEMNITY: Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising from Lessee’s use of the Premises, or from the conduct of Lessee’s business or from any activity, work or things done, permitted or suffered by Lessee in or about the Premises or elsewhere and shall further indemnify and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation of Lessee’s part to be performed under the terms of this Lease, or arising from any negligence of the Lessee, or any of the Lessee’s agents, contractors, or employees, and from and against all costs, reasonable attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall defend that same at Lessee’s expense.

Lessee shall indemnify and save harmless the Lessor against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses which may be imposed upon or incurred by, or asserted against Lessor by reason of: (i) loss of life, personal injury and/or

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damage to property occurring in or about, or arising out of the Premises, adjacent sidewalks and common areas appurtenant to the Building or occasioned wholly or in part by reason of any act or omission of Lessee, its agents, contractors, invitees or employees and (ii) any failure on the part of Lessee to keep, observe and perform any of the terms, covenants, agreements, conditions or limitations contained in this Lease on Lessee’s part to be kept, observed and performed. Notwithstanding the foregoing, Lessee has no obligation to indemnify Lessor for any matters arising out of the negligence or willful misconduct of the Lessor, its employees, agents, or contractors.

26. CONDITION OF PREMISES: Lessee acknowledges that Lessor has made no representations or promises with respect to the condition of the premises, except as herein expressly set forth. Lessee agrees to accept the premises “as is”, except for any work which Lessor has expressly agreed in writing to perform, and any repairs necessary pursuant to Lessee’s inspection of the premises upon commencement of this Lease.

27. WAIVER OF JURY TRIAL. Lessee hereby knowingly, voluntarily and intentionally waives the right either he/she or his/her successors, personal representatives or assigns may have to a trial by jury in respect to any litigation based herein, or arising out of under or in connection with this Lease and any agreements or matters contemplated thereby, or any cause or conduct, cause of dealing, statements (whether verbal or written) or actions of the parties.

28. NOTICES: All notices and other communications required under this Lease shall be in writing and delivered personally, or by mailing same by certified mail, return receipt requested, postage prepaid, and addressed to the party to whom directed. The address of the Lessor is: MITZVAH ASSOCIATES, J.V., 6761 Indiantown Road, Suite 29, Jupiter, FL 33458; with copies to SAMUEL J. CANTOR, ESQ., Samuel J. Cantor, P.A., 426 S. Military Trail, Deerfield Beach, FL 33442 The address of the Lessee is: SANCILIO & COMPANY, INC., 3874 Fiscal Court, Suite 200, Riviera Beach, FL 33404.

29. SECURITY DEPOSIT: Lessee has deposited with Lessor the sum described in Paragraph 9 of the summary as security for the performance by Lessee of the terms of this Lease. Lessor may use any part of the security to satisfy any default of Lessee and any expenses arising from such default, including but not limited to any damages or rent deficiency before or after re-entry by Lessor. Lessee shall, upon demand, deposit with Lessor the full amount so used, in order that Lessor shall have the full security deposit on hand at all times during the term of this Lease. If Lessee shall comply fully with terms of this Lease, the security deposit shall be returned to Lessee upon the expiration or earlier termination of this Lease.

30. FINANCIAL STATEMENTS: Upon request from Lessor, Lessee shall deliver to Lessor its regularly prepared annual financial statements for each fiscal year of Lessee which concludes during any portion of the term of this Lease. Such statements shall be (i) prepared in accordance with generally accepted accounting principles, (ii) certified by the independent certified public accountant preparing the same, if so prepared, or by the chief executive officer of the Lessee, if prepared internally, and (iii) delivered to Lessor within twenty (20) days after completion of the same or ninety (90) days after the conclusion of such fiscal year, whichever is earlier.

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31. EFFECT OF CONVEYANCE OR LEASE: If the Building or Building Project shall be sold, transferred, or Leased, or the Lease thereof transferred or sold, Lessor shall be relieved of all future obligations and liabilities hereunder providing the security deposit has been properly transferred to Lessor’s successor in interest and the purchaser or transferee of the Building or Building Projects, as the ease may be, shall be deemed to have assumed and agreed to perform all such obligations and liabilities of Lessor hereunder. In the event of such sale, transfer or Lease, Lessor shall also be relieved of all existing obligations and liabilities hereunder, provided that the purchaser, transferee or Lessee of the Building or Building Project, as the case may be, assumes in writing such obligations and liabilities (a copy of such assumption will be provided to Lessee).

32. RIGHTS OF SUCCESSORS AND ASSIGNS: This Lease shall bind and inure to the benefit of the heirs, executors, administrators, personal representatives, successors and, except as otherwise provided herein, the assigns of the parties hereto.

33. BROKER: Both parties represent and warrant that they neither consulted nor negotiated with any Broker or finder with respect to the demised premises other than the Broker described in paragraph 12 of the Summary (hereinafter referred to as the Broker). Both parties agree to indemnify, defend and save the other party harmless from and against any claims for fees or commissions from anyone other than Broker, with whom either party has dealt in connection with the demised premises of this Lease. Lessor agrees to pay any commission or fee owing to Broker.

34. INSURANCE:

A. Lessee shall pay its proportionate share of the cost to Lessor to maintain liability Insurance, multi-peril hazard Insurance with extended coverage and other Insurance on the Center and all property and interest of Lessor in the Center (collectively “Insurance”), including Rent Interruption Insurance of Lessee, with coverage and in amounts not less than those which are, from time to time acceptable to the prudent owner in the area in which the Center is located. Lessee’s share of such Insurance premiums shall be payable monthly in advance along with Lessee’s payment of minimum rent and shall be initially estimated by Lessor and thereafter in accordance with Lessee’s Proportionate Share shall be calculated in accordance with the number of square feet leased by Lessee, divided by the total leasable space of the Center.

B. Intentionally Deleted.

C. Lessee shall during the term, at is sole expense, maintain a policy or polices of Commercial General Liability (CGL) insurance, including products & completed operations issued by one or more insurance carriers, insuring against liability for injury or death of persons and loss of or damage to property occurring in and on the Premises and Lessee’s use of Common Area. Such liability insurance shall name Lessor as an additional insured. The coverage limits for such liability insurance shall be a minimum Two Million ($2,000,000.00) Dollars each occurrence and Two Million ($2,000,000) Dollars general aggregate for bodily injury, personal injury, and property damage. Such policies shall not be invalidated as respect to the interests of the Lessor and such mortgages by reason of any breach or violation of any warranties, representation, declarations, or conditions contained in the policies. The liability insurance

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described in this paragraph shalt state that such liability insurance is primary over and shall not contribute with any insurance carried by the Lessor or Lessor’s mortgagee. All such policies must contain a severability of interest’s clause, a cross liability clause shall be primary:

(1) Insurance upon property of every description and kind owned by Lessee, or for which Lessee is liable, or installed by or on behalf of Lessee, and which is located within the Center, including without limitation, stock in trade, furniture, fittings, installation, alterations, additions, partitions, fixtures, and anything in the nature of a leasehold improvement, in an amount of full replacement cost thereof with coverage against at least the perils of fire, flood and standard coverage, including sprinkler leakages. If there is a dispute as to the amount of which comprises full replacement cost, the decision of Lessor shall be inclusive. Workers’ Compensation Insurance for all of Lessee’s employees working in and outside of the Premises in an amount sufficient to comply with applicable laws or regulations.

(2) Intentionally Deleted.

Policies for which Insurance shall be in a form and with an insurer reasonably acceptable to Lessor, shall require at least ten (10) days written notice to Lessor of termination or material alteration during the Term, and shall waive, to the extent available, any right of subrogation against Lessor. If requested by Lessor, Lessee shall, from time to time, promptly deliver to Lessor certified copies or other evidence of such policies, and evidence satisfactory to Lessor that all premiums thereon have been paid and the policies are in full force and effect.

D. The Lessor and the Lessor’s agents, employees and contractors shall not be liable, and the Lessee hereby releases all claims for damage to person or property sustained by the Lessee or any person claiming through the Lessee resulting from any fire, accident, occurrence, or condition in or upon the Demised Premises or building of which they shall be a part, including, but not limited to, claims for damage resulting from: (1) any defect in or failure of plumbing, heating, or air conditioning equipment, electric wiring or installation thereof, water pipes, stairs, railings or walks; (2) any equipment or appurtenances coining out of repairs; (3) the bursting, leaking, or running of any tank, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about such building or premises; (4) the backing up of any sewer pipe or downspout; (5) the escape of steam or hot water; (6) water being upon or coming through the roof or any other place or near such buildings or premises or otherwise; (7) the falling of any fixture, plaster or stucco; (8) broken glass; and (9) any act or omissions of co-tenants or other occupants of such buildings or of adjoining or contiguous property or buildings.

E. In the event the Center, Demised Premises or its contents are damaged or destroyed by fire or other insured casualty, the rights, if any, of Lessor and Lessee against each other, with respect to such damage or destruction are waived, and all policies of fire and extended coverage of other Insurance covering the Center, Demised Premises or its contents shall contain a clause or endorsement providing, in substance, that the Insurance shall not be prejudiced if the assured have waived their right of recovery from any person or persons prior to the date and time of loss or damage, if any.

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35. INTEREST ON PAST DUE OBLIGATIONS: In the event that any payment required of Lessee hereunder (including, but not limited to, any form of rent or additional rent due hereunder and any late charge for such rent) shall not have been received by Lessor within thirty (30) days of the date such payment is due, then the amount of such payment shall bear interest from and after the expiration of such thirty (30) day period at the rate of the lesser of the highest rate permitted by law or eighteen percent (18%) per annum. The payment of such interest shall not excuse or cure any default by Lessee under this Lease.

36. SIGNAGE: Lessee shall not display any sign (except for a sign identifying Lessee to be located on the front of the building) visible from the exterior of the premises without Lessor’s prior written consent, which consent shall not unreasonably be withheld provided that the proposed sign complies with the sign criteria established by Lessor for the Building and complies with all applicable sign ordinances (which compliance and investigations of regulations shall be Lessee’s sole responsibility).

Lessor reserves the right, but not the obligation, to pay for and install signage with Lessee’s name above said space, in the event Lessee elects not to take on the responsibility. Both parties acknowledge that the attached specifications referenced in Paragraph 46 of this Lease do not include the cost of the exterior signage. The electricity cost to illuminate the sign shall be the Lessee’s sole responsibility and shall be at the Lessee’s sole choice to illuminate the sign.

Lessor and Lessee will work together on Lessee’s space for signage which is subject to and contingent upon approval by the Lessor and complies with all governmental regulations. Lessee shall be solely responsible for the costs pertaining to the signage.

37. CAPTIONS, ETC: The captions herein are inserted only for convenience, and are in no way to be construed as a part of this Lease or as a limitation of the scope of any provision of this Lease. This Lease is submitted to Lessee for signature with the understanding that it shall not bind Lessor or Lessee unless and until it is duly executed by both Lessee and Lessor and an executed copy delivered to Lessee.

38. ATTORNEY’S FEES: In the event that Lessor should bring suit for the possession of the premises, for the recovery of any payment herein provided for, for a breach of any provision of this Lease, or for any other relief against Lessee hereunder, or in the event that Lessee shall bring any action for any relief against Lessor arising out of this Lease, then all costs and expenses thereof, including reasonable attorney’s fees and costs (at trial and appellate levels including bankruptcy court proceedings), incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of such other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment. This right, other than the right to collect reasonable attorney fees and any other rights duplicated in Article 7, is in addition to the right given Lessor to collect from Lessee all damages, costs and expenses incurred by Lessor as a result of a default by Lessee as set forth in Article 7 hereof, it being understood no damages or costs are to be duplicated.

39. SEPARABILITY: If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and this Lease shall be valid and enforceable to the fullest extent permitted by law.

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40. ACCORD AND SATISFACTION: No payment by Lessee or receipt by Lessor of a lesser amount than that stipulated herein for Fixed Annual Rent, additional rent or any other charge shall be deemed to be other than on account of the Fixed Annual Rent, additional rent or other charge then due in accordance herewith, nor shall any endorsement or statement on a check or letter accompanying any check or payment be deemed an accord and satisfaction unless otherwise agreed to in writing by the parties hereto. Lessor may accept any such check or payment without prejudice to Lessor’s right to recover the balance of such Fixed Annual Rent, additional rent or other charge and may pursue any other remedy in this Lease, at law or in equity.

41. MODIFICATION: This Lease may not be changed, waived, discharged or terminated orally, but only by an instrument or instruments in writing signed by the party against which enforcement of this change, waiver, discharge or termination is asserted.

42. COUNTERPARTS: This Lease may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

43. APPLICABLE LAW: This Lease shall be governed by and construed according to the laws of the State of Florida.

44. NON-DISCLOSURE. Lessee hereby agrees not to discuss, communicate or otherwise disclose in any fashion whatsoever, anything contained in the terms and conditions of this Lease Agreement to any other Lessee of the Signature Industrial Center, prospective Lessee or third party without the express written permission of the Lessor.

45. CONSTRUCTION: Lessor is hereby leasing the premises to Lessee as per Exhibit B-1 whereby Lessor shall pay for the construction of all improvements as agreed to by Lessor and Lessee and per the floor plan and Lessee’s specifications attached hereto and incorporated herein. Prior to the commencement of construction of any improvements, Lessee, Lessor’s agent and the Lessor’s architect shall coordinate, review and agree upon all improvements herein, and all parties shall put forth their best efforts to minimize any and all changes in order to facilitate the construction work, reduce the costs thereof and complete the work within the 90 day time period from the date this agreement is fully executed. Prior to the plans being submitted to the Building Department of Palm Beach County, both parties must give final consent to the working drawings, and execute one copy of the plans as prepared by a licensed architect in the State of Florida. Three (3) construction bids will be obtained by the Lessor’s agent, the Lessor shall have the option to decide which contractor shall be hired for the improvement work. Lessor’s agent shall be responsible for obtaining the construction permits and supervision of said architect and contractor.

Lessee hereby agrees that any changes or alterations made, at lessee’s request, to the final construction plans which Lessee authorized, will be the sole responsibility of Lessee. Said responsibility to include, but not be limited to, the additional costs of said changes or alterations.

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46. EARLY OCCUPANCY: Lessor hereby agrees to permit Lessee use of the premises during the construction time period, however, Lessee shall obtain their own occupancy license, liability insurance for their employees and shall indemnify and hold harmless the Lessor and Lessor’s agent, in the event of any injury to any employee, agent or guest while occupying said space during this time period. Lessee shall use their best efforts not to hinder, in any way, the general contractor or subcontractors conduction the Lessee improvements.

47. PARKING SPACES: Lessor agrees to allocate to Lessee the non-exclusive use of parking spaces.

48. LIMITATION OF LESSOR’S LIABILITY: The obligations of Lessor under this Lease do not constitute personal obligations of the individual partners, shareholders, directors, officers, employees or agents of Lessor, and lessee shall look solely to Lessor for satisfaction of any liability in respect of this Lease, and will not seek recourse against the individual partners, shareholders, directors, officers, employees or agents of Lessor or any of their personal assets for such satisfaction. Lessee’s sole rights and remedy in any actions or proceeding concerning Lessor’s reasonableness (where the same is required under this Lease) shall be an action for either declaratory judgment or specific performance.

49. RECORDING/MEMORANDUM OF LEASE: At Lessor’s request, at any time during the Term, Lessee agrees to immediately join in a Memorandum of Lease in form and content reasonably satisfactory to Lessee, which Memorandum, at Lessor’s sole discretion, may be recorded in the Public Records of Palm Beach County, Florida. In no event shall this Lease or any Memorandum of this Lease be recorded by Lessee.

50. INTEGRATION. This instrument embodies the whole agreement of the parties and there are no promises, terms, conditions or obligations other than those herein contained. This Agreement shall supersede all previous communications, representations, advertisements, brochures, proposals or agreements, either verbal or written, between the parties hereto, and not herein contained. This Agreement shall not be modified or canceled except in writing by both parties.

51. LESSOR’S RIGHT TO CURE DEFAULT: If Lessee shall fail to pay any sum of money, other than Rent, or shall fail to perform any other act on its part to be performed hereunder, Lessor may, but shall not be obligated to, and without waiving or releasing Lessee from any obligations of Lessee, make any such payment or perform any such act on Lessee’s part to be made or performed as in this Lease provided, all sums to be paid by Lessor and all of Lessor’s incidental costs shall be deemed Additional Rent hereunder and shall be payable to Lessor upon demand.

52. LESSOR’S LIEN. TO SECURE THE PAYMENT OF ALL RENT AND OTHER SUMS OF MONEY DUE AND TO BECOME DUE AND THE FAITHFUL PERFORMANCE OF THE LEASE BY LESSEE, LESSEE HEREBY GRANTS TO LESSOR AN EXPRESS FIRST AND PRIOR LIEN AND SECURITY INTEREST ON ALL PROPERTY (INCLUDING FIXTURES, EQUIPMENT, CHATTELS AND MERCHANDISE) WHICH MAY BE PLACED IN THE PREMISES, AND ALSO UPON ALL PROCEEDS OF ANY INSURANCE WHICH MAY ACCRUE TO LESSEE BY REASON OF DESTRUCTION OR DAMAGE TO ANY

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SUCH PROPERTY. SUCH PROPERTY SHALL NOT BE REMOVED THEREFROM WITHOUT THE WRITTEN CONSENT OF LESSOR UNTIL ALL ARREARAGES IN RENT AND OTHER SUMS OF MONEY THEN DUE TO LESSOR HEREUNDER SHALL FIRST HAVE BEEN PAID. THIS LIEN AND SECURITY INTEREST IS GIVEN IN ADDITION TO THE LESSOR’S STATUTORY LIEN AND SHALL BE CUMULATIVE THERETO. CONCURRENTLY WITH THE EXECUTION OF THE LEASE (OR LATER IF REQUIRED BY LESSOR AT ITS DISCRETION), LESSEE SHALL EXECUTE AND DELIVER TO LESSOR UNIFORM COMMERCIAL CODE FINANCING STATEMENTS IN SUFFICIENT FORM SO THAT WHEN PROPERLY FILED, THE SECURITY INTEREST HEREBY GIVEN SHALL BE PERFECTED. THE LIEN AND SECURITY INTEREST CREATED HEREBY SHALL BE TERMINATED WHEN ALL OF THE RENT AND OTHER SUMS OF MONEY BECOMING DUE DURING THE LEASE TERM SHALL HAVE BEEN PAID IN FULL.

53. MISCELLANEOUS:

A. Any approval by Lessor or Lessor’s architects and/or engineers of any of Lessee’s drawings, plans and specifications which are prepared in connection with any construction of improvements in the Premises shall not in any way be construed or operate to bind Lessor or to constitute a representation or warranty of Lessor as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Owner as may be required hereunder in connection with construction of Lessee’s improvements in the leased Premises in accordance with such drawings, plans and specifications.

B. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the leased Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease of the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the leasehold Premises or any interest in such fee estate.

C. Neither Lessor nor Lessor’s agents or brokers have made any representations or promises with respect to the Premises, the Building or the Land except as herein expressly set forth and no rights, easements or licenses are acquired by Lessee by implication or otherwise except as expressly set forth in the provisions of this Lease.

D. The submission of this Lease to Lessee shall not be construed as an offer, nor shall Lessee have any rights with respect thereto unless and until Lessor shall, or shall cause its managing agent to execute a copy of this Lease and deliver the same to Lessee.

E. If Lessee signs as a corporation, (each of) the person(s) executing this Lease on behalf of Lessee does hereby covenant and warrant that Lessee is a duly authorized and existing corporation, qualified to do business in the State of Florida, that the corporation has the full right and authority to enter into this Lease, and that (each and both of) the person(s) signing on behalf of the corporation is (arc) authorized to do so.

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F. Lessee shall not record the Lease without Lessor’s prior written consent, and any such recordation shall, at the option of Lessor, constitute a non-curable default of Lessee; provided, however, Lessee shall, within ten (10) days after request by Lessor, execute and deliver to Lessor a memorandum of the Lease for the purpose of recordation in a form prescribed by Lessor.

G. The invalidity of any provision of the Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof. Lessor and Lessee acknowledge that they were represented by counsel in connection with the Lease and that each of them or their respective counsel reviewed and revised the Lease and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or Lessor shall not be employed in the interpretation of the Lease.

H. Time is of the essence.

I. The captions used herein are for convenience only and do not limit or amplify the provisions hereof.

J. Whenever a period of time is prescribed for action to be taken by Lessor, Lessor shall not be liable or responsible for and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of god, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of Lessor.

K. Upon Lessee paying the rent reserved hereunder and observing and performing all the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire Lease Term, subject to all the provisions of the Lease.

L. Each provision performable by Lessee shall be deemed both a covenant and a condition. The Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. The Lease may be modified in writing only, signed by the parties in interest at the time of modification.

M. Subject to the provisions hereof restricting assignment or subletting by Lessee and regarding Lessor’s liability, this Lease shall bind the parties, their personal representatives, successors and assigns. The Lease shall he governed by the laws of the State of Florida.

N. In computing the square footage of the Premises and all premises in that Center, Lessor includes a proportionate factor of all meter rooms and other utility closets as may be required and interior corridors to which Lessee has access. All dimensions are measured from the center line of interior walls and from the exterior face of exterior walls.

O. The terms “Lessor” and “Lessee”, as used herein, denote both singular and plural and all genders. Where “Lessee” consists of more than one person, whether natural or artificial, all the persons constituting “Lessee” shall be jointly and severally liable for all obligations to be performed by Lessee herein. If Lessee is a corporation or other entity, Lessee shall furnish to Lessor such evidence as Lessor may reasonably require in order to evidence the authority of Lessee to execute and deliver the Lease and to perform its obligations hereunder.

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P. The Effective Date of the Lease shall be the date last executed by the parties without amendment or deletion to the Lease and its Exhibits.

Q. All terms, covenants and conditions herein contained to be performed by Lessee shall be performed at its sole cost and expense, and if Lessor shall pay any sum of money or do any act which requires the payment of money, by reason of the failure, neglect or refusal of Lessee to perform such term, covenant or condition, the sum of money so paid by Lessor shall be deemed additional rent and shall be payable by Lessee to Lessor within ten (10) days after demand therefore.

R. Any amount due to Lessor not paid when due shall bear interest at the maximum rate allowable by law accruing from the date due. Payment of such interest shall not excuse or cure any default by Lessee under the Lease.

S. Provisions herein to the contrary notwithstanding, there shall be absolutely no personal liability on the part of Lessor, its directors, officers or shareholders, or any of its partners, their directors, officers or shareholders, with respect to any of the terms, conditions and covenants of the Lease; and Lessee shall look solely to the interest of Lessor in the Center for the satisfaction of each and every remedy of Lessee.

T. The submission of the Lease for examination by Lessee does not constitute an offer or an option to lease the Premises, nor is it intended as a reservation of the Premises for the benefit of Lessee, nor shall the Lease have any force or validity until and unless a copy of it is returned by Lessee duly executed by Lessor.

U. All obligations of Lessee to pay rent or to perform any act after the termination of the Lease shall survive such termination.

V. Nothing contained in this Lease shall be construed to be or to create a partnership or joint venture between the parties hereto. The relationship of the parties during the term of this Lease shall at all times be that of Lessor and Lessee and neither shall the Lessee nor the Lessor be liable for any debts incurred by the other in the conduct of its business; nor shall anything contained herein be deemed or construed to confer upon the Lessor or the Lessee any interest in the business of the other.

54. RADON GAS: In accordance with the requirements of Florida Statutes Section 404.056(8), the following notice is hereby given to Lessee:

Radon Gas is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

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55. ENVIRONMENTAL: Lessee does not and will not engage in any activity which would involve the use of the Premises for the storage, use, treatment, transportation or disposal of any chemical, material, or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited, or regulated by any federal, state, county, regional, local, or other governmental authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the other Lessees and occupants of Lessor’s property.

56. COMPLY WITH LAWS:

A. Lessee shall at all times during the term of this Lease, at Lessee’s sole cost and expense, perform and comply with laws, rules, orders, ordinances, acts, regulations and requirements now or hereafter enacted or promulgated by applicable governmental entities which arc applicable to the Premises and the business of Lessee conducted with respect thereto.

If during the term of this Lease any law, regulation or rule requires that any alteration, additions or other change be made to the Premises, they shall be at the sole cost and expense of Lessee. Lessee agrees, at Lessee’s sole cost and expense (i) to comply promptly and fully with all present and future governmental laws, ordinances, rules and regulations affecting the Premises and/or Lessee’s use thereof, including without limitation, the Americans with Disabilities Act, 42 U.S.C. Section 12111, et. Seq. as amended, and/or the cleanliness, safety, occupancy and use of the same; and (ii) be and remain authorized to do business in the state in which the Premises are located.

B. This Lease and the rights and obligations of both parties hereto hereunder shall be governed by the Laws of the State of Florida.

57. FORCE MAJEURE: Lessor shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from so doing by cause or causes beyond Lessor’s control which shall include, without limitations, all labor disputes, civil commotion, war, warlike operations, invasions, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or control, fires or other casualty, inability to obligation any materials, services or financing or through acts of God.

58. RULES AND REGULATIONS: Lessee agrees to abide by reasonable rules and regulations pertaining to the use of the Premises and the common areas as may be promulgated from time to time by Lessor. Said rules and regulations shall be filed in the office of Lessor and a copy thereof shall be provided to Lessee upon request.

59. This Lease may be executed by original signatures or electronically by the parties hereto in separate counterparts, all of which, when taken together shall constitute one and the same agreement. Any executed counterparts of this Lease that is transmitted by facsimile or email shall be deemed and treated as an executed original for all purposes.

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IN WITNESS WHEREOF, Lessor and Lessee have duly executed these presents as of the day and year first written.

WITNESS:	LESSOR: Mitzvah Enterprises, Inc., a Florida corporation and Paramus Associates, Inc., a Florida corporation d/b/a MITZVAH Associates, J.V.

	By:	/s/ Bruce Schreiber
(As to Lessor)	Name:	Bruce Schreiber
	Title:	President - Mitzvah Entertainment Inc. Joint Venturer
(As to Lessor)	Date:	Aug 10/15

LESSEE: Sancilio & Company, Inc., a Florida Corporation
(As to Lessee)	By:	/s/ Marc Wolff
	Name:	Marc Wolff
Amy Horowitz (As to Lessee)	Title:	Executive V.P. / CFO
	Date:	August 6, 2015

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IN WITNESS WHEREOF, Lessor and Lessee have duly executed these presents as of the day and year first written,

WITNESS:	LESSOR: Mitzvah Enterprises, Inc., a Florida corporation and Paramus Associates, Inc., a Florida corporation d/b/a MITZVAH Associates, J.V.

By:
(As to Lessor)	Name:
Title:
(As to Lessor)	Date:

LESSEE: Sancilio & Company, Inc., a Florida Corporation

	By:	/s/ Marc Wolff
(As to Lessee)	Name:	Marc Wolff
	Title:	Executive V.P. / CFO
Amy Horowitz	Date:	August 6, 2015
(As to Lessee)

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EXHIBIT “A”

LEGAL DESCRIPTION

All of Lot 9, less the cast 70 feet of the south 282 feet, Plat No. 2, Central Industrial Park North, according to plat thereof, as recorded in Plat Book 51, Pages 121-123, Public Records of Palm Beach County, Florida.

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EXHIBIT “A-1”

SITE PLAN

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EXHIBIT “A-2”

PROJECTED EXPENSE STATEMENT

SIGNATURE INDUSTRIAL CENTER

MITZVAH ASSOCIATES, JV

2015 BUDGET—COMMON AREA MAINTENANCE

JANUARY 2015 – DECEMBER 2015

75,240 SO FT

CONTROLLABLE EXPENSES
ACCOUNTING FEE’S	$1,350	$0.02
ELECTRICAL REPAIRS	$2,000	$0.03
EXTERMINATING	$500	$0.01
FIRE ALARM MONITOR	$850	$0.01
FIRE ALARM REPAIR	$350	$0.00
FIRE SPRINKLER INSPECTION	$1,600	$0.02
FIRE SPRINKLER REPAIR	$500	$0.01
FIRE ALARM TELEPHONE	$2,850	$0.04
IRRIGATION	$3,000	$0.04
LANDSCAPING	$18,000	$0.24
LEGAL/TAX REDUCTION/CAM	$50	$0.00
PARKING LOT MAINTENANCE	$3,800	$0.05
PARKING LOT REPAIRS	$2,000	$0.03
REPAIRS & MAINTENANCE	$750	$0.01
ROOF REPAIR CONTRACT/ALL	$8,875	$0.12

	$46,875	$0.62
NON-CONTROLLABLE EXPENSES
ELECTRICITY	$3,850	50.05
WATER	$3,850	$0.06

	$7,700	$0.11
TOTAL COMMON AREA	$54,575	$0.74
INSURANCE	$57,114	$0.76

REAL ESTATE TAXES	$112,258	$1.49

MANAGEMENT/ADMIN FEE	$42,285	$0,56

TOTAL EXPENSES	$266,232	$3.55	PSF

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EXHIBIT “B”

OUTLINE OF CONSTRUCTION SPECIFICATIONS

GENERAL

A.	The following is an outline of construction work and materials to be furnished and installed by Lessor. All work or materials not outlined herein shall, if required by Lessee, be performed or provided by the Lessee at the Lessee’s cost and expense.

B.	All work which is the Lessee’s obligation shall be done in accordance with the terms of the Lease, all governing codes, laws and regulations, and Lessor’s design, construction and labor standards.

C.	Not less than thirty (30) days prior to occupancy of the lease premises, the Lessee shall apply for and pay for deposits, installation charges and meters for all utilities required in the leased premises.

LESSOR’S WORK

All general construction, mechanical construction and interior finishes listed herein shall be furnished and installed at the Lessor’s cost and expense.

A.	Floors: 5” (app) concrete floor with trowel finish.

B.	Building Perimeter Walls: 8” (app) concrete tilt-up perimeter walls.

C.	Clear Height: 24’ (app) clear height throughout.

D.	Shipping/Receiving: Per 9,405 sq. ft. - two (2) manual truck dock doors with dock bumpers. One (1) grade level door.

E.	Sprinklers: Standard sprinklers throughout.

F.	Should the Lessee require any other additional “general construction” including finishes, such additional work will be done at the sole cost and expense of the Lessee.

Attached hereto and incorporated herein by reference as Exhibit “B-1” are the Lessor and Lessee responsibilities for Lessee improvements.

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EXHIBIT “B-1”

LESSOR SHALL PROVIDE THE FOLLOWING IMPROVEMENTS:

1.	The Demised Premises is leased in “As Is” “Where Is” condition, with the exception of Lessor will provide Lessee an Improvement Allowance (“Allowance”) in the amount not to exceed $7,500.00 for the purchase and installation flooring with appropriate receipts supplied to the Lessor. Lessor will maintain the roof and structure and will deliver the mechanical systems in good working conditions on August 1, 2015 when the Lessee takes possession of the Premises.

2.	Lessee will maintain the HVAC units at its own expense. In the event any cost of repairs are over $500.00 per unit per occurrence, the Lessee will pay the first $500.00 and the Lessor will pay the balance. In the event a HVAC replacement is required it will be at the sole cost and expense of the Lessor.

In the event of any conflict between the terms of the lease and this Exhibit B-1, this Exhibit B-1 will control.

LESSEE SHALL PROVIDE THE FOLLOWING IMPROVEMENTS:

1.	Lessee shall provide releases of lien for any and all notices filed by any contractor, mechanic, materialman or supplier of labor or materials.

2.	All persons doing work for of furnishing labor or materials to the Demised Premises on the order of or on behalf of the Lessee shall look solely to the Lessee’s interest in the Demised Premises. The interest of the Lessor shall not be subject to liens for improvements made by the Lessee. If any mechanic’s or other liens, or order for the payment of money, shall be filed against the Demised Premises, or any building or improvement thereon, by reason of change and alteration or addition made or alleged to have been made, by or for the Lessee, or the cost or expense thereof, or any contract relating thereto, the Lessee shall cause the same to be cancelled and discharged of record, by bond or otherwise, at the election and expense of the Lessee, and shall defend on behalf of the Lessor, at the Lessee’s sole cost and expense, any action, suit or proceeding which may be brought thereon for the enforcement of such lien, liens, or orders and the Lessee will pay any damage and satisfactorily discharge any judgment entered therein, and save harmless the Lessor from any claim, attorney fees or damage therefrom.

3.	If any mechanic’s or other lien, or order for payment of money shall be filed against the Demised Premises, or on any building or improvements thereon, for any of the reasons provided for in this section and shall not be removed by the Lessee within thirty (30) days after notice given by the Lessor, the Lessor shall have the right to remove same by payment or otherwise and all sums expended by the Lessor for such removal, including counsel fees, shall be paid by the Lessee unto the Lessor upon demand, and shall be deemed to be additional rent due under this lease.

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4.	Lessee shall not permit to be created nor to remain undischarged any lien, encumbrance, or charge arising out of any work or work claim of any contractor, mechanic, materialman, or supplier of labor or materials supplied, which might be or become a lien or encumbrance, or a charge upon the Demised Premises or the Center, and Lessee shall not suffer any other matter or thing whereby the estate, right or interest of Lessor in the Demised Premises or in the Center might be encumbered or impaired.

5.	Lessee shall not permit to be created nor to remain undischarged any lien, encumbrance, or charge arising out of any work or work claim of any contractor, mechanic, materialman, or supplier of labor or material supplied, which might be or become a lien or encumbrance, or a charge upon the Demised Premises or the Building Project, and Lessee shall not suffer any other matter or thing whereby the estate, right, or interest, of Lessor in the Demised Premises or in the Building Project might be encumbered or impaired.

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EXHIBIT “C”

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the Land situated beneath the Building and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, elevators, stairways and other similar areas shall not be obstructed by any Lessee or such Lessee’s agents, employees or invitees or used by any Lessee or such Lessee’s agents, employees or invitees for any purposes other than ingress and egress to and from the leased Premises and for going from one to another part of the Building.

2. The sashes, sash doors, sky lights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the building shall not be covered or obstructed by any Lessee, nor shall any bottles, parcels or other articles be placed upon window ledges.

3. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Only standard toilet tissue may be flushed in commodes. Damage resulting to any such fixtures or appliances from misuse by a Lessee or such Lessee’s agents; employees or invitees, shall be paid by such Lessee, and Lessor shall not in any case be responsible therefore.

4. No signs, showcase, advertisements, notices or other lettering shall be exhibited, inscribed, painted or affixed on or to any windows or doors or other part of the Building except of such color, size and style and in such places as shall be first approved in writing by Lessor, which consent shall not be unreasonably withheld. No wiring, nails, hooks or screws shall be driven or inserted in any part of the Building except by the Building maintenance personnel, nor shall any part of the Building be defaced by Lessees. No curtains or other window treatments shall be placed between the glass and the Building interior or standard window treatments, if any. In the event of violation by any Lessee, Lessor may correct the same without any liability therefore and may charge a reasonable cost thereof to Lessee.

5. Lessor will provide and maintain an alphabetical directory board for all Lessees in the first floor (main lobby) of the Building and/or elsewhere proximate to the Building site and no other directory shall be permitted unless previously consented to by Lessor in writing.

6. Lessor shall provide all locks for the entry door(s) to each Lessee’s leased Premises, at the cost of such Lessee, and no Lessee shall place any additional lock or locks on any door in its leased area without Lessor’s prior written consent. A reasonable number of keys (2) to the locks on the doors to each Lessee’s leased Premises shall be furnished by Lessor to each Lessee, at the cost of such Lessee, and the Lessees shall not have any duplicate keys made. Each Lessee upon the termination of tenancy must restore to Lessor all doors and restrooms whether furnished by Lessor or otherwise procured by Lessee.

7. With respect to work being performed by Lessees in any leased Premises with the approval of Lessor, all Lessees will refer all contractors, contractors’ representatives and installation technicians rendering any service to them to Lessor for Lessor’s supervision,

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approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to, installation of telephones, telegraph equipment, electrical and plumbing devices and attachments, doors, entrance ways, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.

8. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Lessees of any bulky material, merchandise or materials which requires use of elevators or stairways, or movement through the Building entrances or lobby shall be restricted to, such hours as Lessor shall designate. All such movement shall be under the supervision of Lessor and in the manner agreed between the Lessees and Lessor by pre-arrangement before performance.

Any weighted material to be placed in any elevator shall not exceed the lifting capacity of the elevator, such pre-arrangement initiated by a Lessee will include reasonable determination by Lessor, and subject to its reasonable decision and control, as to the time, method, and routing of movement and as to limitations for safety or any other item from being brought into the Building. The Lessees are to assume all risks as to the damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Lessor if damaged or injured as a result of acts in connection with carrying out this service for a Lessee from the time of entering the property to completion of work; and Lessor shall be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for a Lessee.

9. Lessor shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which shall in all cases, to distribute weight, stand on supporting devices approved by Lessor so as not to exceed the designed structural capacity of the floors and their supporting members. All damages to the Building caused by the installation or removal of any property of a Lessee, or caused by a Lessee’s property while in the Building, shall be repaired at the expense of such Lessee.

10. A Lessee shall notify the Building Manager when safes or other heavy equipment are to be taken in or out of the building and the moving shall be done under the supervision of the Building Manager, after written permission from Lessor. Persons employed to move such property must be acceptable to Lessor.

11.	Corridor doors, when not in use, shall be kept closed.

12.	Each Lessee shall cooperate with Lessor’s employees in keeping its leased Premises neat and clean.

13. Lessor shall be in no way responsible to the Lessees, their agents, employees, or invitees for any loss of property from the leased Premises or public areas or for any damages to any property thereon from any cause whatsoever.

14. To insure orderly operation of the Building, Lessor shall have the right to reasonably regulate and direct automobile parking and truck deliveries in the public areas so designated.

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15. Should a Lessee require telegraphic, telephonic, annunciator or other communication service, Lessor in consultation with his electrical consultant will direct the electrician where and how wires arc to be introduced and placed and none shall be introduced or placed except as Lessor shall direct. Electric current shall not be used for power or heating without Lessor’s prior written permission.

16. No cooking shall be done or permitted in or about the Premises, However, Lessees may provide for coffee, tea, soft drinks, etc. for benefit of Lessee, employees, agents and/or invitees. Refrigerators and microwaves are permitted. Lessees shall not make or permit any improper, objectionable or unpleasant choices or odors in the Building or otherwise interfere in any way with other Lessees or persons having business with them nor with respect to any neighboring buildings or Premises. No Lessee shall throw anything out of the doors, windows or skylights nor down any passageways nor stairwells.

17. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds, fish or animals of any kind whatsoever shall be brought into or kept in, on or about any Lessee’s leased Premises.

18. No machinery of any kind shall be operated by any Lessee on its leased area without the prior written consent of Lessor, nor shall any Lessee use or keep in the Building any flammable or explosive fluid or substance without the prior written consent of Lessor which consent shall not be unreasonably withheld. Lessor acknowledges Lessee’s intended use.

19.	No portion of any Lessee’s leased Premises shall at any time be used or occupied as sleeping or lodging quarters.

20. Lessor reserves the right to rescind any of these rules and regulations and to make such other and further reasonable rules and regulations as in its judgment shall from time to time be necessary for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the Lessees and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to Lessee, shall be binding upon it in like manner as if originally herein prescribed.

21. Lessor will not be responsible for lost or stolen personal property, money or jewelry from Lessee’s lease Premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

22. Lessor will not be responsible to any Lessee for the non-observance or violation of any of these rules and regulations by any other Lessees.

23. Lessor reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m. and all hours on Saturdays and Sundays, and Building holidays, all persons who do not present a pass to the Building signed by the appropriate Lessee or who otherwise cannot furnish satisfactory identification or who, in Lessor’s reasonable judgment should be denied access. Each Lessee shall be liable to the Lessor for the acts of such persons.

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24. No bicycles, mopeds, motorcycles, or other vehicles of any kind shall be brought into or kept in, or about the building except in those locations, if any, specifically designed by Lessor for same.

25. Canvassing, soliciting and peddling in the Building are strictly prohibited for the protection and convenience of all Lessees, each of who shall cooperate to prevent the same.

26. Lessor hereby reserves to itself any and all rights not granted to a Lessee hereunder, including, but not limited to, the following rights which are preserved to Lessor for its purpose in operating the Building and the Premises:

(a) the exclusive right to use of the same of the building for all purposes, except that a Lessee may use the name as its business address and for no other purpose;

(b) the right to change the name of the Building at any time and from time to time, without incurring any liability to a Lessee for so doing;

(c) the right to install and maintain a sign or signs on the exterior of the Building and/or anywhere in the Building Area.

(d) the exclusive right to use or dispose of the use of all or any part of the roof of the Building and/or anywhere in the Building and/or anywhere in the Building and Building Area.

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EXHIBIT “C-1”

CERTIFICATE OF OCCUPANCY

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EXHIBIT “D”

SIGNATURE INDUSTRIAL CENTER SIGN CRITERIA

The purpose of these criteria is to create the framework for a comprehensive and balanced Lessee identity guideline for Signature Industrial Center. All signage shall be constructed in accordance with the following design criteria and shall be subject to the written approval of the Lessor. The Lessor reserves the right to enforce or relax any provision of these sign criteria at his sole discretion.

All Lessees shall, at their own expense, supply three sets of scaled, detailed drawings and specifications to the Lessor for the purpose of approval prior to manufacturing. Size of letter, color of faces, returns, trim cap and neon shall be included in the drawings as well as a detailed installation drawing. A written acceptance from the Lessor for any signage attached to the building must be obtained prior to installation.

Lessee’s sign contractor must be licensed to construct and install electrical signs. Lessee shall submit a Certificate of Insurance, in force, from the sign contractor with Automobile General Liability and Workman’s Compensation with limits approved by the Lessor. No work on premise may occur without Certificate of Insurance delivered to Lessor.

Letter Construction:

The criteria for individually illuminated fabricated channel letters:

Letterforms to be constructed with .090 aluminum backs and .063 aluminum returns with acrylic bronze trim cap and bronze colored acrylic facts. All letters returns to match color of building. Internal Illumination of letter shall be white 13mm as applicable to width and size of stroke of letter.

Letter Style:

Lessee letter style is to be Times New Roman Italic. Logos may be used if Lessee has a national logo. Such allowance will be at the discretion of the Lessor. Letters to be 15” or 18” in height. Total length of single line copy not to exceed twenty-two (22) feet.

Letter Installation:

All lettering to be installed onto fabricated aluminum 6” high by 3” deep “low profile” wireway installed flush to building face. Transformer to be concealed behind building faces. Access for transformers to be supplied by Lessee. All lettering shall be installed per South Florida Building Code. All transformers shall be ground fault 30 milliamp. All signs shall have 20-amp service and disconnect switches per NEC 600-2. All electrical components and construction shall comply with industry standards.

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